EXHIBIT 99.2
News
For Immediate Release November 21, 2007	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES NAMES D. RANDY HARRISON

SENIOR VICE PRESIDENT, ORGANIZATION & HUMAN RESOURCES

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D.J. Monagle III to Succeed Harrison

As Vice President & Managing Director, Performance Minerals

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NEW YORK, November 21- Minerals Technologies Inc. (NYSE: MTX) announced today that it has named D. Randy Harrison senior vice president, Organization and Human Resources, effective January 1, 2008. Mr. Harrison had been vice president and managing director of Performance Minerals, which includes the company's Processed Minerals and Specialty Precipitated Calcium Carbonate (PCC) product lines. He will succeed Gordon S. Borteck, who will be resigning from the company.

D. J. Monagle III, formerly vice president, Americas, Paper PCC, has been named vice president & managing director of Performance Minerals. He will also become a member of the Leadership Council, the company's senior management team.

Mr. Harrison joined the company in March 1987, as a market development manager and advanced to positions of higher responsibility in sales and marketing in the company's Paper PCC product line. He was named Vice President, Marketing in 1999 and promoted to Vice President and Managing Director of Specialty PCC in 2001. In January of 2002, Mr. Harrison was appointed Vice President and Managing Director, Performance Minerals and a member of the company's senior management team.

Mr. Harrison holds B.S. degrees in Biology and Chemistry from Olgethrope University, graduating magna cum laude, and a Masters degree in Bio-Organic Chemistry from Penn State University, graduating cum laude. Before joining the company, he worked for American Cyanamid from 1978 to 1987.

D.J. Monagle joined the company in 2003 as director, Global Marketing, Paper PCC. He was named vice president, North America, PCC in 2004 and to vice president, the Americas, PCC in 2006. Before joining Minerals Technologies, Mr. Monagle worked for Hercules Inc. between 1990 and 2003, where he held various sales and marketing positions of increasing responsibility. He holds a B. S. degree in Chemistry from Mount St. Mary's College in Emmitsburg, Maryland.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales on $1.06 billion million in 2006.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2006 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

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